Exhibit 10.14

                                                    Earth Sciences, Incorporated
                                                    910 Twelfth Street
                                                    Golden, Colorado 80401 USA
                                                    staff@earth-sciences.com
                                                    Fax: 303-279-1180
                                                    303-279-7641
January 28, 1999

Randall S. Moore
President
Chemical Interchange Company
2932 S. Brentwood Blvd.
St. Louis, Mo. 63144

          RE: Letter of Intent for the Sale and Purchase of Purified Phosphoric Acid Produced by Earth Sciences Extraction Company in Calgary

Dear Randy:

This Letter of Intent is made and entered into as of the date first written above, by and between Chemical Interchange Company, a Missouri corporation
(hereinafter known as "CIC"), ESI Resources, Ltd. an Alberta corporation (hereinafter known as "ESIR") and Earth Sciences Extraction Company, an Alberta registered limited partnership (hereinafter known as "ESEC") whose sole general partner is ESIR.

ESEC owns a solvent extraction facility in southeast Calgary, Alberta (the "Calgary Facility") from which it produces and sells purified phosphoric acid ("PPA") in commercial grades.

CIC is a long-standing marketer and transporter of liquid chemicals with terminals in various locations in the U.S. CIC desires to acquire a long-term source of PPA for sale through its terminals and distribution network.

This letter sets forth the intent of the parties with regard to the production and supply by ESEC and the purchase by CIC of PPA.

Production and Supply by ESEC
-----------------------------

     1.  ESEC  expects  to  produce  PPA  at  the  annual   equivalent  rate  of
approximately 16,500 tons of 75% H3PO4 technical grade PPA in calendar 1999 at the Calgary Facility.

     2. The PPA to be produced by ESEC will meet industry standards for technical grade white phosphoric acid. The typical properties of the PPA are set forth on the attached spec sheet.

     3. ESEC expects to produce PPA continually throughout the year, but may adjust its production schedule to coincide with availability of feedstock from its suppliers. ESEC will make its best efforts to produce and supply the quantities of PPA requested by CIC, but for reasons outside of its control may be unable to do so. ESEC will supply CIC with 100% of PPA produced from super phosphoric acid "SPA" deliveries arranged by CIC.

     4. Although ESEC will make its best efforts to arrange appropriate freight delivery schedules, sales to CIC from the Calgary Facility will be on an f. o.
b. Calgary basis and ESEC assumes no title or risk of loss after PPA has left the Calgary Facility.

     5. ESEC will use CIC as their sole representative East of the Rocky Mountains. Marketing efforts will be coordinated through close communication with TwinKem International, Inc. ("TKI"), ESEC's marketing consultant.

     6. If ESEC is unable to produce PPA or has reduced production, CIC will be released from a like portion of its total volume purchases.

Purchase by CIC.
----------------

     1. CIC intends to purchase the equivalent of 6,000 to 8,000 tons of 75% H3PO4 technical grade PPA per year from ESEC commencing with the date hereof.

     2. CIC expects to schedule its quarterly purchases in the following manner over the calendar year: 1st quarter - 1,500 to 2,000 tons, 2nd quarter - 1,500 to 2,000 tons, 3rd quarter - 1,500 to 2,000 tons, 4th quarter - 1,500 to 2,000 tons.

     3. CIC expects to continue to purchase a minimum of 6,000 to 8,000 tons of 75% H3PO4 technical grade PPA per year from ESEC for a period of no less than five (5) years with automatic renewal for three (3) years upon request, however CIC's requirements may well increase to the level of 15,000 to 20,000 tons per year.

     4. The price to be paid ESEC by CIC will be negotiated from time to time by the parties as market conditions dictate with the good faith intent that each party receive the highest margin possible commensurate with their investment and value added. The price will be stated on a per ton 75% H3PO4 technical grade PPA f.o.b. the Calgary.

     5. Payments for PPA purchased by CIC will be made within thirty (30) days of the loading for delivery of product unless other credit arrangements, satisfactory to ESEC, are made. Payment to CIC for any SPA purchased by CIC for processing in the Calgary Facility will correspond and coincide with CIC's payments for the equivalent PPA purchased by CIC.

The parties hereto recognize that ESEC may utilize this Letter to confirm to certain banks, and other potential lenders and investors, expected sales of PPA. It is the good faith intention of both CIC and ESEC to carry through with the matters set forth above under U.S. law. CIC and ESEC both acknowledge that third parties may rely on the matters expressed herein.

CIC and ESEC also acknowledge that the parent company of ESIR, Earth Sciences, Inc. is a U.S. public company, with certain public disclosure requirements and, that Earth Sciences, Inc. may disclose the contents of this letter to its shareholders and the public as it deems necessary.

If the foregoing accurately sets forth the intentions of CIC and ESEC, and has the approval of CIC, please so indicate by dating and executing a copy hereof in the space provided below and returning to us.

                                     Earth Sciences Extraction Company
                                     by its General Partner, ESI Resources, Ltd.

                                     /s/ Mark H. McKinnies
                                     -------------------------------------------
                                     Mark H. McKinnies, President


Acknowledged this 2 day of February, 1999.
Chemical Interchange Company


/s/ Randall S. Moore
--------------------
Randall S. Moore, President